Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Reports
Annual Pre-tax Profit of $9.1 million

COCONUT CREEK, FL — March 14, 2022 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported annual total revenues of $274.2 million and pre-tax profit of $9.1 million. For the year ended December 31, 2021, aggregate lease rent and maintenance reserve revenues were $208.8 million and spare parts and equipment sales were $17.4 million. The Company reported increased total revenues in the fourth quarter when compared to the prior year period, primarily due to both an increase in lease rent revenue and gain on sale of leased equipment and financial assets, partially offset by a reduction in long-term maintenance revenue.

“We continued to see a slow recovery during the second half of 2021 as travel began to open on a global basis only to be dampened again near year-end by COVID-19 variants,” said Charles F. Willis, Chairman and CEO. “COVID-related travel prohibitions have been relaxed more recently, but now the industry faces new stresses associated with geo-political issues that are tragic on every level. As always, we continue to focus on the things we can control, and we believe the Company is well positioned to help our customers provide an essential product: air travel.”

“The world has been, and continues to be, an unsettled place, but the dedication of our employees is constant,” said Brian R. Hole, President. “Their efforts allow us to deliver the novel programs, financing products and services our customers need more and more as they realize that ‘same again’ will not be an adequate strategy in the current times”

2021 Highlights (at or for the quarter and year ended December 31, 2021, as compared to at or for the quarter and year ended December 31, 2020):

•Total revenue was $274.2 million in 2021, a 5% decrease when compared to $288.7 million in the prior year. Revenue for the three months ended December 31, 2021 was $75.8 million, up 23.3% from the comparative period in 2020.
•Lease rent revenue was $134.8 million in 2021, off 5.6% from 2020.
•Maintenance reserve revenue was $74.0 million in 2021, a decrease of 29.8% compared to $105.4 million in the prior year.
•The decline in maintenance revenue was primarily influenced by lower long-term maintenance revenue associated with engines returning from long-term lease.
•Short-term maintenance revenue, driven by engine usage, was flat at $17.7 million year over year.
•Spare parts and equipment sales decreased to $17.4 million in 2021, compared to $18.6 million in 2020, primarily due to no equipment sales during 2021 compared to $0.9 million for the sale of one engine in 2020.
•Gain on sale of leased equipment increased 76.2% to $6.0 million in 2021 reflecting the sale of 12 engines and one airframe, compared to $3.4 million in 2020 reflecting the sale of 11 engines and two airframes.
•Gain on sale of financial assets, effectively the sale of leased equipment, was $10.9 million in 2021 reflecting the sale of two notes receivable.
•The Company recognized a $6.3 million asset transition fee in 2021 as a result of the close out of an engine transition program. This fee was part of a program the Company provided to a large operator as it transitions its fleet to next generation technologies.
•Other revenue increased by $6.5 million to $24.9 million in 2021, compared to $18.4 million in 2020, primarily reflecting interest income from our notes receivable and other service-related fees.
•Income before income taxes was $9.1 million in 2021, compared to $17.3 million in 2020.

•Our aggregate lease assets, inclusive of our equipment held for operating lease and notes receivable, at December 31, 2021 and 2020 was $2,106.8 million and $2,045.3 million, respectively, a 3.0% year-over-year increase.
•The book value of lease assets we own directly or through our joint ventures, inclusive of our notes receivable, was $2,448.4 million at December 31, 2021. As of December 31, 2021, the Company also managed 475 engines, aircraft and related equipment on behalf of other parties.
•The Company maintained $410 million of undrawn revolver capacity at December 31, 2021.
•During 2021, the Company repurchased 268,408 shares of common stock for approximately $10.1 million at a weighted average price of $37.57 per share.
•Diluted weighted average earnings per common share were $0.00 for 2021, compared to $1.05 in 2020.
•Book value per diluted weighted average common share outstanding decreased to $59.23 at December 31, 2021, compared to $59.40 at December 31, 2020.

Balance Sheet

As of December 31, 2021, the Company’s $1.991 billion equipment held for operating lease portfolio and $115.5 million notes receivable represented 304 engines, 12 aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2020, the Company’s $1.887 billion equipment held for operating lease portfolio and $158.7 million notes receivable represented 291 engines, eight aircraft, one marine vessel and other leased parts and equipment.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary, Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity and the COVID-19 pandemic; changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended December 31,			Years Ended December 31,
	2021	2020	% Change	2021	2020	% Change
REVENUE
Lease rent revenue	$37,972	$28,021	35.5%	$134,831	$142,895	(5.6)%
Maintenance reserve revenue	13,212	22,549	(41.4)%	73,961	105,365	(29.8)%
Spare parts and equipment sales	4,191	3,777	11.0%	17,417	18,625	(6.5)%
Gain on sale of leased equipment	3,535	2,024	74.7%	5,975	3,391	76.2%
Gain on sale of financial assets	10,874	—	100.0%	10,874	—	100.0%
Asset transition fee	—	—	—%	6,256	—	100.0%
Other revenue	6,030	5,116	17.9%	24,888	18,416	35.1%
Total revenue	75,814	61,487	23.3%	274,202	288,692	(5.0)%

EXPENSES
Depreciation and amortization expense	21,749	23,365	(6.9)%	90,504	94,541	(4.3)%
Cost of spare parts and equipment sales	3,919	3,301	18.7%	14,927	16,762	(10.9)%
Write-down of equipment	3,602	6,169	(41.6)%	7,715	20,540	(62.4)%
General and administrative	21,038	16,654	26.3%	75,350	67,910	11.0%
Technical expense	3,251	3,111	4.5%	9,381	6,533	43.6%
Net finance costs:
Interest expense	17,654	15,888	11.1%	67,985	63,024	7.9%
Loss on debt extinguishment	—	—	—%	—	4,688	(100.0)%
Total net finance costs	17,654	15,888	11.1%	67,985	67,712	0.4%
Total expenses	71,213	68,488	4.0%	265,862	273,998	(3.0)%

Earnings (loss) from operations	4,601	(7,001)	(165.7)%	8,340	14,694	(43.2)%
Earnings from joint ventures	1,983	30	6,510.0%	800	2,642	(69.7)%
Income (loss) before income taxes	6,584	(6,971)	(194.4)%	9,140	17,336	(47.3)%
Income tax expense (benefit)	4,842	(4,077)	(218.8)%	5,788	7,588	(23.7)%
Net income (loss)	1,742	(2,894)	(160.2)%	3,352	9,748	(65.6)%
Preferred stock dividends	821	819	0.2%	3,251	3,259	(0.2)%
Accretion of preferred stock issuance costs	20	21	(4.8)%	83	84	(1.2)%
Net income (loss) attributable to common shareholders	$901	$(3,734)	(124.1)%	$18	$6,405	(99.7)%

Basic weighted average earnings (loss) per common share	$0.15	$(0.62)		$—	$1.07
Diluted weighted average earnings (loss) per common share	$0.14	$(0.62)		$—	$1.05

Basic weighted average common shares outstanding	6,044	5,988		6,112	5,963
Diluted weighted average common shares outstanding	6,304	5,988		6,346	6,128

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$14,329	$42,540
Restricted cash	81,312	36,385
Equipment held for operating lease, less accumulated depreciation	1,991,368	1,886,613
Maintenance rights	22,511	20,097
Equipment held for sale	6,952	2,850
Receivables, net of allowances	39,623	28,269
Spare parts inventory	50,959	59,434
Investments	55,927	53,275
Property, equipment & furnishings, less accumulated depreciation	31,327	31,753
Intangible assets, net	1,188	1,246
Notes receivable	115,456	158,708
Other assets	51,975	43,778
Total assets	$2,462,927	$2,364,948

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$26,858	$26,977
Deferred income taxes	124,332	116,838
Debt obligations	1,790,264	1,693,753
Maintenance reserves	65,976	82,484
Security deposits	19,349	19,522
Unearned revenue	10,458	11,637
Total liabilities	2,037,237	1,951,211

Redeemable preferred stock ($0.01 par value)	49,805	49,722

Shareholders’ equity:
Common stock ($0.01 par value)	65	66
Paid-in capital in excess of par	15,401	13,696
Retained earnings	355,388	355,370
Accumulated other comprehensive income (loss), net of tax	5,031	(5,117)
Total shareholders’ equity	375,885	364,015
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,462,927	$2,364,948